UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33142	23-0340099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1055 West 8thStreet
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement and Plan of Merger

On August 14, 2012, we entered into an agreement and plan of merger with Physicians Formula Superior Holdings, LLC (“Parent”), and Physicians Formula Merger Sub, Inc. (“MergerSub”). Pursuant to the merger agreement, Parent agreed to acquire our company in an all cash merger for $4.25 per share, representing approximately $65 million in equity value. Parent and MergerSub are affiliates of Swander Pace Capital, a private investment fund.
The merger agreement provides that MergerSub will merge with and into our company, with our company continuing as the surviving corporation. As a result of the merger, our company will become a wholly owned subsidiary of Parent and each outstanding share of our company's common stock will be converted into the right to receive $4.25 in cash, without interest, other than (i) shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (ii) shares held by Parent or MergerSub.
We made customary representations and warranties and covenants in the merger agreement, including, among others (i) causing a meeting of our stockholders to be held to adopt the merger agreement, (ii) subject to certain exceptions, our board of directors recommending that our stockholders adopt the merger agreement, and (iii) covenants regarding operation of our business and the business of our subsidiaries prior to the closing of the merger.
The merger agreement contains a “no-shop” provision, which prohibits us from initiating, soliciting, encouraging or knowingly facilitating competing acquisition proposals. If we receive an unsolicited proposal that our board of directors determines in good faith constitutes or would reasonably be expected to lead to a “superior proposal” as defined in the merger agreement, we may negotiate with the maker of such proposal, subject to satisfaction of certain other requirements.
Parent and MergerSub have obtained financing commitments, the proceeds of which will be sufficient for Parent and MergerSub to pay, among other things, the aggregate merger consideration to our stockholders upon closing of the merger.
We may terminate the merger agreement under certain specified circumstances, including if Parent or MergerSub fail to perform any of their respective covenants in any material respect or if we receive an acquisition proposal that our board of directors determines in good faith constitutes a superior proposal. If we terminate the merger agreement because we receive such an acquisition proposal, we must pay Parent a $1,285,000 termination fee.
If we terminate the merger agreement because MergerSub has not obtained the required financing by December 31, 2012 and if all the conditions to closing are satisfied and we are ready and willing to close the merger, Parent must pay us a $1,925,000 termination fee. We obtained a guarantee from SPC Partners V, L.P., under which SPC Partners V, L.P. agreed to, among other things, guarantee Parent's due and punctual payment of such termination fee.
Voting Agreements
Concurrently with the execution of the merger agreement, each of Mill Road Capital, L.P. (“Mill Road”), Ingrid Jackel, our Chief Executive Officer, and Jeffrey P. Rogers, our President, entered into a voting agreement with Parent and MergerSub under which they agreed to, among other things and subject to certain exceptions, (i) not transfer their shares, (ii) vote their shares in favor of the approval of the merger and adoption of the merger agreement (and against any competing transaction) and (iii) not initiate, solicit or promote competing acquisition proposals, all on the terms and subject to the conditions set forth in the voting agreements. Mill Road, Ms. Jackel and Mr. Rogers collectively own approximately 22% of the outstanding shares of our common stock as of the date hereof.
The foregoing summary of the merger agreement and the voting agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement and the voting agreements, copies of which are attached as exhibits to this report and incorporated herein by reference. You are encouraged to read the merger agreement for a more complete understanding of the merger.
The merger agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about our company. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company, Parent or MergerSub or any of our or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.
Item 8.01. Other Events.
On August 15, 2012, we distributed a set of frequently asked questions concerning the merger to our employees, a copy of which is attached as an exhibit to this report and incorporated herein by reference.
We sent an email to our employees on August 15, 2012 in which we announced that we had entered into the merger agreement. A copy of the email is attached as an exhibit to this report and is incorporated herein by reference.
We also issued a press release on August 15, 2012 in which we announced that we had entered into the merger agreement. A copy of the press release is attached as an exhibit to this report and is incorporated herein by reference.
Additional Information and Where to Find It
The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, Physicians Formula's stockholders are urged to read the proxy statement and those other materials carefully and in their entirety because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Physicians Formula with the SEC, may be obtained free of charge at the SEC's website at http://www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Physicians Formula by directing a request by mail to Physicians Formula Holdings, Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at http://investor.physiciansformula.com/. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed transaction. Information about the Company's directors and executive officers is set forth in the Company's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on November 4, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 7, 2012 and amended on Form 10-K/A filed with the SEC on April 25, 2012. These documents are available free of charge at the SEC's website at www.sec.gov, and from the Company by directing a request by mail to Physicians Formula Holdings, Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at http://investor.physiciansformula.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.
Safe Harbor Statement

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the completion of this transaction. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at

www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.
Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated August 14, 2012, by and among Physicans Formula Holdings, Inc., a Delaware corporation, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company*

99.1	Investor, Customer and Employee Q&A
99.2	Email to Employees sent August 15, 2012
99.3	Press Release issued August 15, 2012
99.4
Voting Agreement dated August 14, 2012, by and among by and among Mill Road Capital, L.P., a Delaware limited partnership, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company

99.5
Voting Agreement dated August 14, 2012, by and among by and among Ingrid Jackel, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company

99.6
Voting Agreement dated August 14, 2012, by and among by and among Jeffrey P. Rogers, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company

* Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: August 15, 2012	By:	/s/ Ingrid Jackel
Name: Ingrid Jackel
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated August 14, 2012, by and among Physicans Formula Holdings, Inc., a Delaware corporation, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company*

99.1	Investor, Customer and Employee Q&A
99.2	Email to Employees sent August 15, 2012
99.3	Press Release issued August 15, 2012
99.4
Voting Agreement dated August 14, 2012, by and among by and among Mill Road Capital, L.P., a Delaware limited partnership, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company

99.5
Voting Agreement dated August 14, 2012, by and among by and among Ingrid Jackel, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company

99.6
Voting Agreement dated August 14, 2012, by and among by and among Jeffrey P. Rogers, Physicians Formula Merger Sub, Inc., a Delaware corporation, and Physicians Formula Superior Holdings, LLC, a Delaware limited liability company